Exhibit 5

February 19, 2021

The Sherwin-Williams Company

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

Re:	Registration Statement on Form S-8

of The Sherwin-Williams Company

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary for The Sherwin-Williams Company, an Ohio corporation (the “Company”), and have acted in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof. The Registration Statement relates to the registration of $50,000,000 of deferred compensation obligations of the Company (the “Deferred Compensation Obligations”) pursuant to The Sherwin-Williams Company 2005 Key Management Deferred Compensation Plan (Amended and Restated Effective as of January 1, 2016) (the “Plan”).

I, or attorneys under my supervision, have examined all such corporate records of the Company, as well as made such investigation of matters of fact and law and examined such other documents as I have deemed necessary for rendering the opinion hereinafter expressed. In rendering this opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Deferred Compensation Obligations, when issued by the Company in accordance with the provisions of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

In addition, the Plan is designed to be a top-hat plan for the purposes of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The provisions of the written Plan document comply with the provisions applicable to top-hat plans. I express no opinion as to whether the Plan is being operated by the Company as a top-hat plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

The foregoing opinion is limited to Title I of ERISA and the laws of the State of Ohio.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. By giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mary L. Garceau
Mary L. Garceau
Senior Vice President, General Counsel and Secretary